EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SBA Announces Pricing of $610 Million of Secured Tower Revenue Securities

Boca Raton, Florida, July 27, 2012

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) announced today that an indirect subsidiary of SBA has priced an offering of $610 million of Secured Tower Revenue Securities Series 2012-1 (the “Series 2012-1 Securities”), which have an anticipated repayment date of December 2017 and a final maturity date of 2042. The Series 2012-1 Securities will be issued by SBA Tower Trust and will be guaranteed by SBA Guarantor LLC and SBA Holdings LLC.

The Series 2012-1 Securities will bear interest at 2.933% per annum, payable monthly. Net proceeds from this offering will be used to make a cash distribution to SBA Senior Finance, LLC which will further distribute or contribute such amount to one or more other SBA entities, directly or indirectly, to be used to (1) retire in full the remaining approximately $244 million of 8.0% Senior Notes due 2016 issued by SBA Telecommunications, Inc. and pay the premium associated with early redemption, (2) pay a portion of the cash consideration required in connection with SBA’s pending acquisition of Towerco, and (3) fund other general corporate purposes. The offering of the Series 2012-1 Securities is expected to close on or about August 9, 2012.

The Series 2012-1 Securities were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to institutional investors that are accredited investors within the meaning of Rule 501 under the Securities Act pursuant to Rule 506 under the Securities Act, and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Series 2012-1 Securities have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not and will not constitute an offer to sell any of the Series 2012-1 Securities or the solicitation of an offer to buy the Series 2012-1 Securities, nor shall there be any sale of the Series 2012-1 Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless”, SBA generates revenue from two primary businesses—site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the offering of the Series 2012-1 Securities and the intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in SBA’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s SEC filings, including SBA’s report on Form 10-K filed with the SEC. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the Series 2012-1 Securities or the acquisition of Towerco cannot be successfully completed. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

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